UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2012

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 450, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2012, Navidea Biopharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Cornelia Reininger, M.D., Ph.D., pursuant to which Dr. Reininger will serve as the Company’s Senior Vice President and Chief Medical Officer (the “Employment Agreement”). The Employment Agreement has a stated term commencing November 1, 2012 (the "Effective Date"), and terminating on March 31, 2014.

The Employment Agreement provides for Dr. Reininger to receive an annual base salary of $300,000. Dr. Reininger may also receive an annual bonus at the discretion of the Compensation, Nominating and Governance Committee (the “Committee”) of the Company's Board of Directors, in accordance with any bonus plan adopted by the Committee and the guidelines established by the Committee for the payment of any bonus to officer employees of the Company. For the calendar year ending December 31, 2012, the Committee has determined that the maximum annual bonus payable to Dr. Reininger will be $90,000, pro-rated for the number of weeks Dr. Reininger is actually employed during the 2012 calendar year. The Employment Agreement provides for Dr. Reininger’s participation in the Company’s employee benefit programs, stock based incentive compensation plans and other benefits as described in the Employment Agreement. The Employment Agreement also provides for the Company to reimburse Dr. Reininger for the costs of Dr. Reininger’s relocation from Germany to the United States, in an amount not to exceed $38,000.

In the event the Company terminates Dr. Reininger’s employment “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Dr. Reininger. If Dr. Reininger resigns for any reason other than a “Change of Control” (as that term is defined in the Employment Agreement), the Company shall pay to Dr. Reininger the value of any accrued but unused vacation time, and the amount of all accrued but unpaid salary through the date of such termination. If Dr. Reininger’s employment is terminated because of death or disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall continue to provide Dr. Reininger or her family with such health, dental and similar insurance or benefits as were provided to Dr. Reininger immediately before her termination for the longer of 12 months after such termination or the full unexpired term of the Employment Agreement. In addition, for the first 6 months of any disability, the Company shall pay to Dr. Reininger the difference, if any, between the cash benefits received by Dr. Reininger from a Company sponsored disability insurance policy and her salary under the Employment Agreement.

In the event the Company terminates Dr. Reininger’s employment without cause or at the end of the term of the Employment Agreement, the Company shall, at the time of such termination, pay to Dr. Reininger: (1) $150,000 if she has been employed for less than twelve months on the date of such termination; and (2) $300,000 if she has been employed for more than twelve moths on the date of termination. The Company must also pay Dr. Reininger severance, under certain circumstances, in the event of a Change of Control. The Employment Agreement provides that if there is a Change in Control and Dr. Reininger’s employment is concurrently or subsequently terminated: (a) by the Company without cause; (b) by the expiration of the term of the Employment Agreement; or (c) by her resignation because she has reasonably determined in good faith that her titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that her services are no longer required in light of the Company’s business plan, or the Company has breached the Employment Agreement, the Company will pay to Dr. Reininger: (1) $225,000 if she has been employed for less than twelve months on the date of such termination; and (2) $450,000 if she has been employed for more than twelve moths on the date of termination, in each case together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination, and shall provide her with all of the employee benefits provided pursuant to the Employment Agreement for the longer of 12 months or the full unexpired term of the Employment Agreement.

The Employment Agreement also contains non-competition and non-solicitation covenants. These covenants, as described in the Employment Agreement, are effective during Dr. Reininger’s employment and for a period of one year following termination of her employment with the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 8.01.	Other Events.

On September 5, 2012, Navidea Biopharmaceuticals, Inc. (the "Company") issued a press release announcing that Cornelia Reininger, M.D., Ph.D., has been named Chief Medical Officer of the Company, effective November 1, 2012. The appointment coincides with the growing emphasis at the Company on a broader pipeline, later-stage product candidate development, and commercial products.

A copy of the complete text of the Company’s September 5, 2012, press releases is attached as Exhibits 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

10.1	Employment Agreement, effective November 1, 2012, between Navidea Biopharmaceuticals, Inc. and Cornelia Reininger, M.D.

99.1	Navidea Biopharmaceuticals, Inc. press release, dated September 5, 2012, entitled “Navidea Biopharmaceuticals Names Pharma Industry Veteran Cornelia Reininger, M.D., Ph.D., as Chief Medical Officer.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: September 6, 2012	By:	/s/ Brent L. Larson
Brent L. Larson, Senior Vice President and Chief Financial Officer

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